Exhibit 10.24

EXECUTION COPY

EMPLOYMENT AGREEMENT

(David Swift)

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 17, 2008, is made by and between Goodman Global, Inc., a Delaware corporation (the “Company”), and David Swift (“Executive”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Chill Holdings, Inc. Management Stockholders Agreement, dated as of February 13, 2008, as may be amended from time to time (the “Management Stockholders Agreement”).

WHEREAS, the Company, Chill Holdings, Inc., a Delaware corporation (“Holdings”), and Chill Acquisition, Inc. (“Merger Sub”), entered into an agreement and plan of merger, dated as of October 21, 2007 (as may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub merged with and into the Company, whereby Merger Sub ceased to exist and the Company became a wholly-owned indirect subsidiary of Holdings; and

WHEREAS, the Company desires to secure for itself, and its successors and assigns, the continuing services of Executive, and Executive desires to provide such continuing services, in each case, pursuant to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Term of Employment. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company for a period commencing on April 21, 2008 (the “Effective Date”) and ending on the fifth annual anniversary thereof (such period, the “Term”) and on the terms and conditions set forth herein; provided, however, that commencing on the fifth annual anniversary of the Effective Date and on each annual anniversary thereafter (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless either the Company or Executive provides the other party hereto 180 days prior written notice before the next Extension Date that the Term shall not be so extended; provided, further, that any such notice of non-renewal shall be given in accordance with Section 11(g) of this Agreement.

2. Position and Duties.

(a) Position. During the Term, Executive shall serve as the President and Chief Executive Officer of the Company and of Holdings. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company and Holdings (the “Board”) and such duties and authorities shall be commensurate with Executive’s position. Executive shall also serve as a member of the Board during the Term, without additional compensation; provided that such service may be discontinued by the Company or Holdings in the event of an initial public offering of equity interests in Holdings, the Company or any of their respective subsidiaries, which offering is registered under the Securities Act of 1933, as amended.

(b) Duties. During the Term, Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that, nothing herein shall preclude Executive from (i) continuing to serve on any board of directors or trustees of any business corporation or any charitable organization, (ii) being involved in charitable activities, or (iii) managing his personal and family passive investments; provided further that, in each case, and in the aggregate, such activities shall not materially conflict or materially interfere with the performance of Executive’s duties hereunder or conflict with Section 7 hereof.

3. Salary and Annual Bonus.

(a) Base Salary. During the Term, the Company shall pay Executive a base salary at the annual rate of $950,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board upon its annual review of Executive’s compensation and Executive’s annual base salary, as in effect from time to time, shall hereinafter be referred to as the “Base Salary. Notwithstanding the foregoing or anything to the contrary herein, the Board may reduce the Base Salary only if such reduction is part of a general cost reduction and is consistent with reductions generally made to other executives of the Company.

(b) Annual Bonus. During the Term, Executive shall be eligible to earn an annual bonus award (the “Annual Bonus”) in respect of each full fiscal year of the Company for which he is employed, in a target amount equal to 95% of Executive’s Base Salary (the “Target Bonus”), and a maximum bonus opportunity of 457.33% of the Base Salary, based upon the achievement of the performance goals established by the Board (after having consulted with Executive with respect thereto) within the first three months of each fiscal year during the Term. Without limiting the foregoing, Executive’s Annual Bonus shall be calculated in accordance with the table attached hereto as Exhibit A (the “Annual Bonus Table”), whereby the amount of the Annual Bonus that shall become payable for any fiscal year shall be the amount equal to the “Percentage of Base Salary” that corresponds with the highest “Level of Achievement” attained by the Company for such year (which, as set forth on Schedule A, shall be tied to the Company’s “EBITDA”). For these purposes, the Company’s “EBITDA” for any applicable fiscal year shall mean the “Consolidated EBITDA,” as such term is defined in the Term Loan Credit Agreement, dated as of February 13, 2008, among Chill Intermediate Holdings, Inc., the Company, the lending institutions party thereto, Barclays Capital (“Barclays”) and General Electric Capital Corporation (“GECC”), as Joint Lead Arrangers, Barclays, Calyon New York Branch and GECC, as joint bookrunners, and GECC as the administrative agent, as may be amended, modified, extended, refinanced, renewed or replaced form time to time. Notwithstanding anything to the contrary herein, (i) Executive shall be eligible to earn a pro rata Annual Bonus for fiscal year 2008 (based on the ratio of (x) the number of days Executive is employed by the Company during fiscal year 2008, to (y) 365 days), (ii) the maximum bonus opportunity for fiscal year 2008 (assuming Executive was employed by the Company during the entire fiscal year) shall be 255.4% of the Base Salary, and (iii) the Company’s “Target” EBITDA for fiscal year 2008 shall be set forth on Schedule A attached hereto. The Annual Bonus, if any, shall be paid to Executive prior to the expiration of the period ending two and one-half months after the end of the applicable fiscal year.

(c) Additional Bonuses.

(i) Initial Signing Bonus. Within five (5) business days of the date of this Agreement, the Company shall pay Executive a cash signing bonus in the amount of (x) $850,000 (the “Initial Signing Bonus”), plus (y) a tax gross-up payment (the “Initial Tax Gross-Up Payment”) equal to the federal income, state income and employment taxes imposed on the Initial Signing Bonus and such Initial Tax Gross-Up Payment (assuming, for these purposes, such income is subject to federal income tax at a 35% tax rate, state income tax at a rate of 4.35%, and employment taxes at a rate of 1.45% for a combined effective tax rate of 40.8%, the “Tax Assumptions”), so that the net amount received by Executive pursuant to this Section 3(c)(i) shall equal the amount Executive would have received had such amount not been subject to such federal income, state income or employment taxes; provided that if at any time on or prior to the one-year anniversary of the Commencement Date, either Executive’s employment is terminated by the Company for Cause (as defined in Section 6(a) below), or Executive resigns without Good Reason (as defined in Section 6(c) below), Executive shall, within ten (10) business days of such termination, repay the full amount of the Initial Signing Bonus and the Initial Tax Gross-Up Payment previously paid to Executive pursuant to this Section 3(c)(i).

(ii) Stage 2 Signing Bonus. Subject to Executive’s continued employment with the Company through the Stage 2 Date (as defined in Section 5(b)(ii) below), the Company shall pay Executive, within five (5) business days of the Stage 2 Date, an additional cash bonus in an amount equal to the sum of:

(x) the Stage 2 Price (as defined in Section 5(b)(ii) below) minus $985,000, provided that in no event shall the amount payable by the Company pursuant to this sub-paragraph (x) exceed $1,015,000;

(y) the excess, if any, of the Stage 2 Price over $3,000,000 (the payments payable pursuant to subparagraphs (x) and (y) of this Section 3(c)(ii) shall hereinafter be collectively referred to as the “Stage 2 Signing Bonus”); and

(z) a tax gross-up payment (the “Stage 2 Gross-Up Payment”) equal to the federal income, state income and employment taxes imposed on the Stage 2 Signing Bonus and such Stage 2 Gross-Up Payment (assuming, for these purposes, the Tax Assumptions), so that the net amount received by Executive pursuant to this Section 3(c)(ii) shall equal the amount Executive would have received had such Stage 2 Bonus not been subject to such federal income, state income or employment taxes;

provided that if at any time on or prior to the one-year anniversary of the Commencement Date, either Executive’s employment is terminated by the Company for Cause, or Executive resigns without Good Reason, Executive shall, within ten (10) business days of such termination, repay the full amount of the Stage 2 Signing Bonus and the Stage 2 Tax Gross-Up Payment previously paid to Executive pursuant to this Section 3(c)(ii).

4. Equity Participation.

(a) Executive’s equity participation in Holdings, the Company and any of their subsidiaries or Affiliates shall be documented pursuant to the Chill Holdings, Inc. 2008 Stock Incentive Plan (the “Equity Plan”), award agreements issued under the Equity Plan or otherwise (including any option or option rollover agreements), the Management Stockholders Agreement, and any contribution or subscription agreements relating to the equity of Holdings or the Company, each as executed, if applicable, by the Company, Executive, the other Initial Management Investors and Holdings (collectively, the “Equity Documents”). The Company and Executive each acknowledges that the terms and conditions of the aforementioned Equity Documents shall govern Executive’s acquisition, holding, sale or other disposition of Executive’s equity in Holdings, the Company or any of their Affiliates, and all of Executive’s rights with respect thereto. Notwithstanding the foregoing, including without limitation any provision of the Management Stockholders Agreement, Executive hereby agrees that the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (whether prior to, after or following the CEO Transition Period) shall not constitute a Put Termination Event under the Management Stockholders Agreement. In addition, purchases by the Company of Share Equivalents held by Executive pursuant to Sections 3 and 4 of the Management Stockholders Agreement shall be made in cash, except as otherwise expressly permitted by the Management Stockholders Agreement.

(b) Executive and the Company acknowledge and agree that on the Effective Date, Executive and Holdings shall enter into (i) a time-vesting stock option agreement in the form attached as Exhibit B hereto, to be dated as of the Effective Date, (ii) a performance-vesting stock option agreement in the form attached as Exhibit C hereto, to be dated as of the Effective Date, and (iii) the joinder to the Management Stockholders Agreement in the form attached as Exhibit D hereto, to be dated as of the Effective Date.

(c) Executive and the Company acknowledge and agree that on the Stage 2 Date, Executive and Holdings shall enter into the Subscription Agreement substantially in the form attached as Exhibit E hereto, to be dated as of the Stage 2 Date, providing for the purchase by Executive of shares of Holdings common stock, par value $.01 per share (“Common Stock”) as follows:

(i) in the event that the Stage 2 Price is equal to or greater than $1,700,000, within five (5) business days of the Stage 2 Date that number of shares of Common Stock having an aggregate value equal to $1,000,000 calculated at a per share purchase price equal to the greater of (x) fair market value as of the Stage 2 Date, and (y) $10; or

(ii) in the event that the Stage 2 Price is less than $1,700,000 (A) within five (5) business days of the Stage 2 Date that number of shares of Common Stock having an aggregate value equal to $500,000 calculated at a per share purchase price equal to the greater of (x) fair market value as of the Stage 2 Date, and (y) $10, and (B) within five (5) business days of the one-year anniversary of the Stage 2 Date that number of shares of Common Stock having an aggregate value equal to $500,000 calculated at a per share purchase price equal to the greater of (x) fair market value as of the one-year anniversary of the Stage 2 Date, and (y) $10.

5. Employee Benefits.

(a) General. During the Term, Executive shall be entitled to participate in the Company’s employee benefit plans and payroll practices, as in effect from time to time (collectively, “Employee Benefits”), on the same basis as those benefits are generally made available to other similarly situated executives of the Company.

(b) Relocation Arrangements.

(i) Within five (5) business days of the date of this Agreement (and in any event no later than the Effective Date), C.E. Anderson & Company (or such other agent as may be designated by the Company), acting as representative for the Company (“Agent”) will purchase Mr. Swift’s residential property located at 1201 Chelsie Path, St. Joseph, Michigan for a purchase price of $1,150,000. Simultaneous with such purchase, the Agent will enter into a Lease Agreement with Executive and Martha Swift in the form attached as Exhibit F hereto.

(ii) As soon as practicable after such purchase, the property will be listed by Agent for sale, and will be available to be shown to potential purchasers through the listing agent. The prior consent of the Company will be required to accept any purchase offer, and the prior consent of both Executive and the Company will be required to accept any purchase offer received prior to July 31, 2008 for price less than $1,700,000. For the avoidance of doubt, the prior consent of Executive will not be required to accept any purchase offer received after July 31, 2008, or any offer receive prior to that date for price equal to or greater than $1,700,000. The date of closing of the sale of the property by Agent to an unaffiliated third party is referred to in this Agreement as the “Stage 2 Date” and the purchase price in such sale (after netting all applicable real estate commissions and other customary closing costs) is referred to in this Agreement as the “Stage 2 Price.”

(iii) Executive and Company acknowledge and agree that the $1,150,000 purchase price to be paid for Executive’s residential property pursuant to Section 5(b)(i) above (the “Estimated FMV”) was calculated as the average of two third-party appraisals, and that such amount represents the good faith belief of the parties hereto as to the fair market value of such property. The parties hereto further acknowledge and agree that while the fair market value of real estate may change from time to time, to the extent that the fair market value of such property to a third party as determined by the Stage Two Price is materially less than the Estimated FMV, Executive will indemnify the Company for the amount of such loss. Accordingly, to the extent that Agent enters into a contract for sale of the property to a third party which would result in a Stage 2 Price that is less than $1,000,000, the Company shall promptly notify Executive, and Executive agrees to indemnify the Company for the amount by which the Stage 2 Price is less than $1,000,000 (the “Indemnified Amount”). The Company and Executive agree that payment of any Indemnified Amount shall be made by Executive on the Stage Two Date in cash to the Company or Agent (as designated by the Company) contemporaneously with the consummation of the sale of the property.

(iv) Relocation Payments. Except as otherwise provided for under this Agreement, the Company shall pay or reimburse Executive for the relocation costs that are incurred by Executive in connection with his move to Houston, Texas, in accordance with the Company policies; provided that such payment or reimbursement shall be made as soon as practicable after the Company receives reasonably satisfactory evidence of such fees, but in no event shall such payment or reimbursement be made later than December 31, 2008; provided, further, that Executive shall not be entitled to any payment or reimbursement under this Section 5(b)(iv) if Executive fails to provide the Company with evidence of such relocation costs prior to December 1, 2008. Without limiting the foregoing, to the extent any of the relocation costs that are paid or reimbursed by the Company pursuant to this Section 5(b)(iv) (other than costs of moving household and personal effects and traveling to Executive’s new residence) are treated by the Company as compensation income to Executive (the “Relocation Payments”), the Company shall provide Executive with an additional gross-up payment (the “Relocation Gross-Up Payment”) equal to the federal income, state income and employment taxes imposed on the Relocation Payments and such Relocation Gross-Up Payment (assuming, for these purposes, the Tax Assumptions), so that the net amount received by Executive pursuant to this Section 5(b)(iv) shall equal the amount Executive would have received had such Relocation Payments not been subject to such federal income, state income or employment taxes; provided that such Relocation Gross-Up Payment (if any) shall be made to Executive no later than the end of the calendar year following the year in which the taxes were remitted to the relevant taxing authorities.

(c) Legal Fees. The Company shall pay or reimburse the Executive up to $10,000, in the aggregate, for reasonable legal fees actually incurred in connection with the negotiation of this Agreement. Such payment or reimbursement shall be made as soon as practicable after the Company receives reasonably satisfactory evidence of such fees, but in no event shall such payment be made later than December 31, 2008; provided that Executive shall not be entitled to any payment or reimbursement under this Section 5(c) if Executive fails to provide the Company with evidence of such fees prior to December 1, 2008.

(d) Business Expenses. During the Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the company in accordance with Company policies.

(e) Vacation. During the Term, Executive shall be provided with 20 days of vacation per annum, and such additional vacation deemed reasonably acceptable to the Board based on the Company’s then-current business conditions; provided that in no event shall Executive be provided with greater than 30 days of vacation during any calendar year, unless expressly permitted in writing by the Board.

6. Termination of Employment. The Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any termination initiated by Executive, except in the case of terminations for Good Reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its Affiliates; provided that Executive’s rights with respect to Executive’s equity participation in Holdings, the Company and their Affiliates shall be governed solely by the Equity Documents.

(a) For Cause by the Company or For Any Reason Other than Good Reason by Executive. The Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive without Good Reason (as defined in Section 6(c) below).

(i) For purposes of this Agreement, Executive can be terminated by the Company for “Cause” due to:

(A) Executive’s willful failure to substantially perform his job duties (other than any such failure resulting from Executive’s physical or mental incapacity);

(B) Executive’s willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board, not inconsistent with the terms of this Agreement;

(C) Executive’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(D) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the executive’s duties and responsibilities under this Agreement; or

(E) Executive’s commission at any time of any act of fraud, embezzlement, monetary misappropriation, or breach of fiduciary duty against the Company or any of its Affiliates (or any of their respective predecessors or successors), which shall not include any good faith disputes regarding immaterial amounts that relate to Executive’s expense account, reimbursement claims or other de minimis matters;

provided that the occurrence of any of the foregoing events (A) or (B) shall only constitute Cause if such event is curable and Executive fails to cure such event within 10 days after receipt from the Company of written notice of such occurrence.

(ii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company or any of its Affiliates);

(C) reimbursement for any unreimbursed business expenses that have been properly incurred by Executive prior to the date of Executive’s termination and that are or have been submitted in accordance with the applicable Company policy;

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, which shall include payment for any unused vacation in accordance with the Company’s policy then in effect or as otherwise required by applicable law (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

(iii) Following termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, and except as set forth in Section 6(a)(ii) directly above, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with the Company or any of its Affiliates shall be governed solely by the Equity Documents.

(b) Disability or Death. The Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company as a result of Executive’s “Disability.”

(i) For purposes of this Agreement, “Disability” means a physical or mental illness, injury or condition that prevents Executive from performing any or all of the essential functions of Executive’s job duties for at least 180 calendar days, whether or not consecutive, in any 365 calendar day period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician reasonably satisfactory to the Company and Executive. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(ii) If Executive’s employment is terminated on account of Executive’s death or Disability, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

(iii) Following termination of Executive’s employment due to death or Disability, and except as set forth in Section 6(b)(ii) directly above, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with the Company or any of its Affiliates shall be governed solely by the Equity Documents.

(c) Without Cause or by Executive for Good Reason.

(i) The Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, Executive shall be able to terminate his employment for “Good Reason” following the occurrence of any of the following:

(A) a failure of the Company to continue Executive in his current position or other substantially similar or more senior position;

(B) a material diminution in the nature or scope of Executive’s responsibilities, duties or authority;

(C) a failure of the Company to make any material payment or provide any material benefit under the Agreement;

(D) a material breach by the Company of the Agreement or any option agreement between Executive and the Company; or

(E) the Company relocates Executive’s primary place of employment to a place outside of the 75-mile radius of Executive’s current primary place of employment (it being understood that neither a temporary work assignment nor travel on the Company’s business shall constitute such a relocation);

provided that the occurrence of any of the foregoing events (A), (B), (C), (D) or (E) shall only constitute Good Reason if the Company fails to cure such event within 30 days after receipt from Executive of written notice of such occurrence; provided, further, that Good Reason shall cease to exist following the later of 30 days following its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive from the Company:

(A) the Accrued Rights; and

(B) subject to Executive’s continued compliance with the provisions of Sections 7 and 8, and upon execution of the “Release” within 60 days after receipt, which shall be delivered to Executive within 10 days following the termination of Executive’s employment and which shall be substantially in the form attached hereto as Exhibit G:

(1) equal, or substantially equal, payments totaling, in the aggregate, 200% of the sum of the Base Salary and the Target Bonus, which shall be payable in accordance with the Company’s normal payroll practices over the twenty-four month period commencing on the date of termination, provided that the first payment shall be made on the seventy-fifth day following the termination of Executive’s employment and shall include any amounts that would have otherwise been due prior to such seventy-fifth day and each equal payment under this Section 6(c)(iii)(B)(1) shall be treated as a separate payment for purposes of Section 409A of the Code; and

(2) a prorated Annual Bonus for the year of termination, which shall be based on year to date financial performance of the Company and which will be payable when such Annual Bonus would have otherwise been paid pursuant to Section 3 of this Agreement had Executive’s employment not terminated.

(iv) Following termination of Executive’s employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive for Good Reason, and except as set forth in Section 6(c)(iii) directly above, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with the Company or any of its Affiliates shall be governed solely by the Equity Documents.

(d) Election to Not Extend Term.

(i) In the event either party elects not to extend the Term pursuant to Section 1(c) of this Agreement (and unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), or (c) of this Section 6), Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall only be entitled to receive the Accrued Rights determined as of the date of Executive’s termination of employment.

(ii) Following termination of Executive’s employment by either party’s election to not extend the Term, and except as set forth in Section 6(d)(ii) directly above, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with the Company or any of its Affiliates shall be governed solely by the Equity Documents.

(iii) Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company following the expiration of the Term in which either party delivered a written notice of non-renewal pursuant to Sections 1 and 11(g) herein shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at any time by either Executive or the Company; provided that the provisions of Sections 7, 8 and 9 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment, whether occurring before or after the expiration of the Term.

(e) Notice of Termination. Any purported termination of the Executive’s employment by the Company or by Executive shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(g) hereof. For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

7. Non-Competition, Non-Solicitation and Non-Hire. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(a) During the Term and, for the twenty-four (24) month period following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client, in each case:

(i) with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment;

(ii) with whom Executive had knowledge of any of the Company’s plans with respect to such client or prospective client;

(iii) with whom employees reporting either directly to Executive, or to any direct report of Executive, have had personal contact or dealings on behalf of the Company during the one-year period immediately preceding Executive’s termination of employment; or

(iv) for whom Executive, or any direct report of Executive, had direct responsibility during the one-year immediately preceding Executive’s termination of employment.

(b) During the Restricted Period, Executive will not directly or indirectly:

(i) engage in any business that competes with the business of the Company or its Affiliates (including, without limitation, businesses which the Company or its Affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, distributors, suppliers, partners, members or investors of the Company or its Affiliates.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business, which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(c) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(ii) hire any employee who was a direct report of Executive or any other senior executive of the Company and was employed by the Company or its Affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its Affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(d) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any independent contractor, consultant or partner then under contract with the Company or its Affiliates.

(e) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f) Notwithstanding anything to the contrary herein, if Executive violates any of the restrictive covenants set forth in Section 7 or Section 8 of this Agreement and such violation is curable without residual damages to the Company, such violation shall not be deemed a breach if Executive cures such violation within 10 days after receipt of written notice from the Company.

(g) Executive acknowledges that the promises and restrictive covenants that Executive is providing under this Section 7 are reasonable and necessary to the protection of the business to be acquired by the Initial H&F Investors (as defined in the Management Stockholders Agreement) pursuant to the Merger Agreement. Executive acknowledges that Executive will sell or has sold equity interests in the Company in connection with the transactions contemplated by the Merger Agreement and that the goodwill of the Company was a material consideration in the Initial Investors’ decision to enter into the transactions contemplated by the Merger Agreement. Executive further acknowledges that if Executive were to engage in the restricted activities described in this Section 7 during the Restricted Period, such competition could materially and adversely affect the value of the business acquired by the Initial Investors in the transactions contemplated by the Merger Agreement. Executive and the Company agree that each of the Initial Investors are express third party beneficiaries of the provisions set forth in this Section 7.

8. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive acknowledges that in his position the Company he will be provided with and will have the opportunity to develop valuable and confidential information, expertise, knowledge, experience and relationships. Executive agrees that he will not at any time (whether during or after Executive’s employment with the Company, its subsidiaries or any of its Affiliates) (x) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company or any of its subsidiaries or Affiliates); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or any of its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 7 and 8 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to or during Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants, to the extent not previously granted, the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business. Notwithstanding anything to the contrary in this Agreement, all prior licenses granted by Executive to the Company with respect to any Works or Prior Works shall continue in full force and effect following the Closing.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or any of its subsidiaries or Affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) The provisions of this Section 8 shall survive the termination of Executive’s employment for any reason.

9. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. 280G Cutback.

Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company determines in good faith that any payment or benefit received or to be received by Executive pursuant to this Agreement, or otherwise (all such payments and benefits, including, without limitation, salary and bonus payments, being hereinafter called the “Total Payments”)

would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code, then such Total Payments shall be reduced to the extent necessary so that the Total Payments will be less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), unless the amount of such reduction would equal or exceed 110% of the excise taxes that would be imposed by Section 4999 of the Code on such payments and benefits. The reduction of the Total Payments shall apply as follows, unless otherwise agreed and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due under the Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments. Subject to the occurrence of the Closing, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, and this Agreement shall supersede all prior agreements (including verbal agreements) between Executive and the Company and any of its Affiliates with respect to any matters discussed herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. Executive further acknowledges that this Agreement shall be deemed an agreement of the Company immediately upon the occurrence of the Closing and that this Agreement may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

(f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

(g) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Telephone: (415) 788-5111

Facsimile: (415) 788-1076

Attention: Philip Hammarskjold and Erik Ragatz

With a copy, which shall not constitute notice to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Telephone: (650) 251-5000

Facsimile: (650) 252-5002

Attention: Richard Capelouto and Brian Robbins

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(h) Executive Representation. Executive hereby represents to the Company and the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(i) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement; provided, however, that if Executive’s coopoeration is sought by the Company after the termination of Executive’s employment with the Company and any of its Affiliates, then the Company shall compensate Executive for his reasonable and actual costs incurred in providing such cooperation.

(j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 11(l) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 11(l) without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 11(l); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

(m) Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or any of its Affiliates except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of tax under, Section 409A of the Code, in which case such right shall be null and void.

(n) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of subsequent employment of Executive following the termination of his employment hereunder.

(o) Resignation as Member of Board. If Executive’s employment with the Company is terminated for any reason, Executive hereby agrees to resign, as of the date of such termination and to the extent applicable, as a member of the Board (and any committees thereof) and the board of directors or managers (and any committees thereof) of any of the Company’s Affiliates.

(p) Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, other than injunctive relief under Section 9 hereof, shall be settled exclusively by arbitration conducted in Wilmington, Delaware, by and in accordance with the applicable rules of the American Arbitration Association (the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator must be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. With respect to any arbitration hereunder, each party shall pay its own legal fees and expenses, including its equal share of the arbitrator’s fees; provided that the arbitrator shall have the authority to award the prevailing party its fees and costs (including such prevailing party’s share of the cost of the arbitrator’s fees).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GOODMAN GLOBAL, INC.

By:
Its:

EXECUTIVE

By: David Swift